EXHIBIT (m)(10)(b)

Schedule A (Effective 8/1/2010)

	Adoption	Distribution
Fund	Date	Fee

Eaton Vance Floating-Rate Advantage Fund	August 6, 2007	0.60%
Eaton Vance Structured International Equity Fund	February 8, 2010	0.75%
Eaton Vance Emerging Markets Local Income Fund	April 26, 2010	0.75%